PRESS RELEASE

Contacts:
Patrick L. Alexander
President and Chief Executive Officer
Mark A. Herpich
 Chief Financial Officer
(785) 565-2000

FOR IMMEDIATE RELEASE
August 4, 2009

Landmark Bancorp, Inc. Announces Earnings for the Quarter and Six Months Ended June 30, 2009 and Declares Cash Dividend

(Manhattan, KS, August 4, 2009) Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company based in Manhattan, Kansas, reported diluted earnings per share for the quarter ended June 30, 2009 of $0.43 versus $0.66 for the quarter ended June 30, 2008.  Net earnings for the quarter ended June 30, 2009 were $1.0 million, a decrease of $564,000, or 35.8%, as compared to the quarter ended June 30, 2008.  Diluted earnings per share for the six months ended June 30, 2009 were $0.85 versus $1.08 for the six months ended June 30, 2008.  Net earnings for the six months ended June 30, 2009 were $2.0 million, a decrease of $622,000, or 23.5%, as compared to the six months ended June 30, 2008.  Consistent with prior quarters the Board of Directors also declared a cash dividend of $0.19 per share, which will be paid on August 24, 2009 to stockholders of record as of August 13, 2009.

Patrick L. Alexander, President and Chief Executive Officer commented, “During the first six months of 2009 we remained in one of the most difficult economic environments in recent history.  Declining residential real estate values, falling consumer confidence, increased unemployment, and decreased consumer spending have all contributed to the current economic recession and difficult credit environment.  In spite of these conditions, we are pleased to report net earnings of $1.0 million in both the first and second quarters of 2009.  Our origination activity of high quality, one-to-four family mortgage loans, which were sold in the secondary market, was very strong, resulting in an increase of gains on sale of loans of $1.2 million during the first six months of 2009 as compared to the 2008.  Partially offsetting the increased gains on sales of loans was an increase in FDIC premiums of $454,000, which consisted of a $277,000 special assessment which affected all FDIC insured institutions as well higher assessment rates as a result of the depletion our FDIC assessment credits.  Additionally we experienced a decrease in earnings as a result of an other than temporary impairment charge of $576,000 recorded against earnings during the first six months of 2009 as compared to $497,000 of gains on sales of investment securities that occurred in the first six months of 2008.”

Alexander further commented, “Our provision for loan losses increased $500,000 during the second quarter of 2009 as compared to 2008 and $200,000 during the first six months of 2009 as compared to 2008, based upon our analysis of our loan portfolio which includes the impact of the difficult economic environment.  The current economic environment has contributed to the increase in our non-accrual loans which increased from $5.7 million at December 31, 2008 to $13.6 million at June 30, 2009.   The length and severity of the recession we are currently experiencing will more than likely keep our levels of loan loss provision elevated for some time.  However, we believe that our capital levels, loan portfolio management and our allowance for loan losses position us to deal with this challenging environment.  We will continue to monitor economic events closely, along with the performance of our loan portfolio, and take the necessary steps required to address any issues that may arise.”

Net interest income for the second quarter of 2009 increased $87,000 to $4.6 million as compared to the second quarter of 2008.  Our net interest margin, on a tax equivalent basis, was 3.58% for the second quarter of 2009 compared to 3.47% for the same period of 2008.  The increase in net interest margin is a result of decreasing our cost of funding quicker than yields have declined on our interest earning assets.  The provision for loan losses increased from $300,000 during the second quarter of 2008 to $800,000 during the second quarter of 2009 as a result of our analysis of our loan portfolio, which reflected the increased levels of non-accrual loans as well as the impact of the current economic environment.  Total non-interest income increased $875,000, or 49.7%, to $2.6 million for the second quarter of 2009, which was primarily attributable to an $805,000 increase in gains on sale of loans driven by higher origination volumes of residential real estate loans that were sold in the secondary market.  During the second quarter of 2009, we identified an investment in a pool of trust preferred securities, with a carrying value of $673,000, as other than temporarily impaired, as a result of increased deferrals and defaults by the financial companies underlying this security.  The percentage of the pool that was not performing increased from 28% at March 31, 2009 to 41% at June 30, 2009, which increased our estimated credit losses associated with the investment by $249,000, to $576,000, during the second quarter of 2009.  The non-credit losses associated with this investment included in accumulated other comprehensive income, decreased by $189,000 during the second quarter as a result of the additional impairment charges recorded against earnings.

Non-interest expense increased $682,000, or 16.0%, to $4.9 million for the quarter ended June 30, 2009, as compared to the same period of 2008.  This increase was primarily driven by an increase in our federal deposit insurance premiums of $435,000, which consisted of a $277,000 FDIC special assessment and higher assessment rates as a result of the depletion of our remaining FDIC assessment credits.  Other increases in non-interest expense consisted of $106,000 in compensation and benefits and $71,000 in professional fees for the second quarter of 2009 as compared to 2008.  The increase in compensation and benefits was driven by higher salary costs and the addition of employees resulting from the acquisition of a branch in Lawrence, Kansas which was completed on May 8, 2009.  The increases in professional fees, as well as certain other categories of non-interest expenses, are primarily associated with our Lawrence branch acquisition.  The effective tax rate was 15.9% for the second quarter of 2009 as compared to 27.4% for 2008.  The decline in the effective tax rate was primarily driven by lower taxable income as a percentage of earnings before income taxes.

Net interest income for the first six months of 2009 increased $17,000 to $9.0 million as compared to the first six months of 2008.  Our net interest margin, on a tax equivalent basis, was 3.52% for the first six months of 2009 as compared to 3.48% for the same period of 2008.  The provision for loan losses increased from $900,000 during the first six months of 2008 to $1.1 million during the same period of 2009.  Total non-interest income increased $961,000 to $4.5 million for the first six months of 2009.  This increase was primarily attributable to a $1.2 million increase in gains on sale of loans, which was partially offset by the $246,000 gain from the prepayment of a FHLB advance recorded in the first six months of 2008.  The FHLB gain represented the remaining unamortized fair value adjustment required by purchase accounting.  During the first six months of 2009, we recorded an other than temporary impairment charge of $576,000 to earnings to reflect the credit losses associated with an other an temporary impairment of a $1.0 million par investment in a pool of trust preferred securities while the non-credit loss of $334,000 on this security was recorded in accumulated other comprehensive income.

Non-interest expense increased $848,000, or 9.9%, to $9.4 million for the six months ended June 30, 2009, as compared to the same period of 2008.  This increase was primarily driven by increases of $454,000 in federal deposit insurance premiums, $154,000 in compensation and benefits, $131,000 in professional fees and $129,000 in foreclosure and other real estate expenses.  The increase in compensation and benefits was driven by higher salary costs and the additional employees from our branch acquisition.  The increases in professional fees are primarily associated with our branch acquisition.  The increase in other non-interest expenses associated with foreclosure and other real estate are the result of increased foreclosure activity and other real estate balances.  The effective tax rate was 16.3% for the first six months of 2009 as compared to 25.7% for 2008.  The decline in the effective tax rate was primarily driven by lower taxable income as a percentage of earnings before income taxes.

Total assets increased to $613.1 million at June 30, 2009, compared to $602.2 million at December 31, 2008.  Net loans declined to $355.3 million at June 30, 2009, compared to $365.8 million at December 31, 2008.  The decline in net loans is primarily the result of reducing our exposure to construction lending in addition to normal one-to-four family residential loan runoff.  At June 30, 2009, the allowance for loan losses was $4.8 million, or 1.3% of gross loans outstanding, compared to $3.9 million, or 1.0% of gross loans outstanding at December 31, 2008.  Loans past due more than a month totaled $15.6 million at June 30, 2009, compared to $9.4 million at December 31, 2008.  Non-accrual loans, which primarily consists of loans greater than 90 days past due and included in the past due loan balances, totaled $13.6 million, or 3.8% of net loans, at June 30, 2009 compared to a balance of $5.7 million, or 1.6% of net loans, at December 31, 2008.  The increase in past due and non-accrual loans was primarily driven by a $4.2 million construction loan relationship and a $3.7 million commercial agriculture loan that were classified as non-accrual and past due during the first six months of 2009.  During the six months ended June 30, 2009, we had net loan charge-offs of $144,000 compared to the $1.7 million of net loan charge-offs for the comparable period of 2008.

Landmark Bancorp, Inc. is the holding company for Landmark National Bank.  Landmark National Bank has branches in Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend (2), Hoisington, Junction City, LaCrosse, Lawrence (2), Louisburg, Osage City, Osawatomie, Paola, Topeka (2) and Wamego, Kansas.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation; and (x) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning Landmark Bancorp, Inc. and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):
(Dollars in thousands)

	June 30,	December 31,	June 30,
ASSETS:	2009	2008	2008

Cash and cash equivalents	$18,853	$13,788	$13,059
Investment securities	177,971	171,297	172,137
Loans, net (1)	355,306	365,772	376,175
Loans held for sale	7,544	1,487	5,916
Premises and equipment, net	16,614	13,956	14,223
Goodwill	12,894	12,894	12,894
Other intangible assets, net	2,609	2,407	2,768
Bank owned life insurance	12,242	11,996	11,868
Other assets	9,107	8,617	7,517

TOTAL ASSETS	$613,140	$602,214	$616,557

LIABILITIES AND STOCKHOLDERS' EQUITY:

Deposits	$461,578	$439,546	$447,797
Other borrowings	89,972	104,366	111,400
Other liabilities	9,041	6,896	7,778

Total liabilities	560,591	550,808	566,975

Stockholders' equity	52,549	51,406	49,582

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$613,140	$602,214	$616,557

(1)
Loans receivable are presented after adjustments for undisbursed loan funds, unearned fees and discounts and the allowance for loan losses. The allowance for loan losses was $4,827, $3,871 and $3,326 at June 30, 2009, December 31, 2008 and June 30, 2008, respectively.

NONPERFORMING ASSETS (unaudited):	June 30,	December 31,	June 30,
(Dollars in thousands)	2009	2008	2008

Total non-accrual loans	$13,568	$5,748	$4,879
Accruing loans over 90 days past due	-	-	-
Real estate owned	1,916	1,934	1,173
Total nonperforming assets	$15,484	$7,682	$6,052

Total nonperforming loans to total loans, net	3.8%	1.6%	1.3%
Total nonperforming assets to total assets	2.5%	1.3%	1.0%
Allowance for loan losses to gross loans outstanding	1.3%	1.0%	0.9%
Allowance for loan losses to total nonperforming loans	35.6%	67.3%	68.2%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):
(Dollars in thousands, except per share data)

	Six months ended June 30,		Three months ended June 30,
	2009	2008	2009	2008
Interest income:
Loans	$10,416	$12,826	$5,234	$6,169
Investment securities and other	3,422	3,653	1,694	1,816
Total interest income	13,838	16,479	6,928	7,985

Interest expense:
Deposits	3,197	5,737	1,558	2,615
Borrowed funds	1,690	1,808	811	897
Total interest expense	4,887	7,545	2,369	3,512

Net interest income	8,951	8,934	4,559	4,473
Provision for loan losses	1,100	900	800	300
Net interest income after provision for loan losses	7,851	8,034	3,759	4,173

Non-interest income:
Fees and service charges	2,098	2,081	1,142	1,115
Gains on sale of loans	1,907	739	1,199	394
Gain on prepayment of FHLB borrowings	-	246	-	-
Bank owned life insurance income	247	234	124	118
Other	287	278	174	136
Total non-interest income	4,539	3,578	2,639	1,763

Investment securities gains (losses), net:
Impairment losses on investment securities	(910)	-	(60)	-
Less noncredit-related losses	334	-	(189)	-
Net impairment losses	(576)	-	(249)	-
Gains on sales of investment securities	-	497	-	497
Investment securities gains (losses), net	(576)	497	(249)	497

Non-interest expense:
Compensation and benefits	4,379	4,225	2,203	2,097
Occupancy and equipment	1,314	1,434	663	673
Federal deposit insurance premiums	480	26	447	13
Data processing	394	403	204	206
Amortization of intangibles	378	409	191	205
Professional fees	364	233	192	121
Advertising	240	177	119	89
Other	1,851	1,645	926	859
Total non-interest expense	9,400	8,552	4,945	4,263

Earnings before income taxes	2,414	3,557	1,204	2,170
Income tax expense	393	914	192	594
Net earnings	$2,021	$2,643	$1,012	$1,576

Net earnings per share (2)
Basic	$0.85	$1.09	$0.43	$0.66
Diluted	0.85	1.08	0.43	0.66

Book value per share (2)	$22.16	$21.58	$22.16	$21.58

Shares outstanding at end of period	2,371,450	2,382,302	2,371,450	2,382,302

Weighted average common shares outstanding - basic	2,371,706	2,426,580	2,371,450	2,382,302
Weighted average common shares outstanding - diluted	2,376,648	2,436,693	2,376,240	2,391,228

(2)	Net earnings per share and book value per share at or for the periods ended June 30, 2008 have been adjusted to give effect to the 5% stock dividend paid during December 2008.

OTHER DATA (unaudited):	Six months ended June 30,		Three months ended June 30,
	2009	2008	2009	2008

Return on average assets (3)	0.67%	0.87%	0.67%	1.03%
Return on average equity (3)	7.81%	10.38%	7.81%	12.51%
Equity to total assets	8.57%	8.04%	8.57%	8.04%
Net interest margin (3) (4)	3.52%	3.48%	3.58%	3.47%

(3)	Information for the six and three months ended June 30 is annualized.
(4)	Net interest margin is presented on a full taxable equivalent basis, using a 34% federal tax rate.